Exhibit 10.1

Execution Version

CONTRIBUTION AGREEMENT

by and among

CONE GATHERING LLC

CONE MIDSTREAM GP LLC

CONE MIDSTREAM PARTNERS LP

CONE MIDSTREAM OPERATING COMPANY LLC

And

Solely for purposes of Section 5.5 and Article X,

CERTAIN OTHER SIGNATORIES HERETO

dated as of

November 15, 2016

-i-

ARTICLE V. ADDITIONAL COVENANTS AND AGREEMENTS		10

5.1	Conduct of the Business	10
5.2	Further Assurances	11
5.3	Financing Cooperation	11
5.4	Tax Covenants	11
5.5	Exchange Agreement	12

ARTICLE VI. CONDITIONS TO CLOSING		13

6.1	Conditions to the Obligations of Each Party	13
6.2	Conditions to the Obligations of the Partnership Parties	13
6.3	Conditions to the Obligations of CONE Gathering	14

ARTICLE VII. CLOSING		14

7.1	Closing	14
7.2	Deliveries by CONE Gathering	15
7.3	Deliveries by the Partnership Parties	15
7.4	Distributions by CONE Gathering to CONSOL and NBL at Closing	16

ARTICLE VIII. INDEMNIFICATION		16

8.1	Indemnification of CONE Gathering	16
8.2	Indemnification of the Partnership Parties	16
8.3	Demands	16
8.4	Right to Contest and Defend	17
8.5	Cooperation	17
8.6	Right to Participate	17
8.7	Payment of Damages	18
8.8	Limitations on Indemnification	18
8.9	Survival	18
8.10	Sole Remedy	19
8.11	Express Negligence Rule	19
8.12	Knowledge	19

ARTICLE IX. TERMINATION		20

9.1	Events of Termination	20
9.2	Effect of Termination	20

ARTICLE X. MISCELLANEOUS		20

10.1	Expenses	20
10.2	Deed; Bill of Sale; Assignment	21
10.3	Right of Offset	21
10.4	Notices	21
10.5	Governing Law	22
10.6	Public Statements	22
10.7	Form of Payment	22

10.8	Entire Agreement; Amendments and Waivers	22
10.9	Binding Effect and Assignment	23
10.10	Severability	23
10.11	Interpretation	23
10.12	Counterparts	23

APPENDICES AND EXHIBITS

Appendix I	Definitions
Exhibit A	Form of Limited Partner Interest Assignment Agreement
Exhibit B	Form of CNX Gas Gathering Agreement
Exhibit C	Form of NBL Gas Gathering Agreement
Exhibit D	Form of First Amended and Restated Operational Services Agreement
Exhibit E	Form of Access Agreement
Exhibit F	Form of CNX Receipt / Delivery Point Letter
Exhibit G	Form of First Amended and Restated Master Cooperation Agreement
Exhibit H	Form of NBL Receipt / Delivery Point Letter

CONTRIBUTION AGREEMENT

This Contribution Agreement (this “Agreement”) is made and entered into as of November 15, 2016 by and among CONE Gathering LLC, a Delaware limited liability company (“CONE Gathering”), CONE Midstream GP LLC, a Delaware limited liability company (the “General Partner”), CONE Midstream Partners LP, a Delaware limited partnership (the “Partnership”), and CONE Midstream Operating Company LLC, a Delaware limited liability company (the “Operating Company”), and solely for the purposes of Section 5.5 and Article X, CNX Gas Company LLC, a Virginia limited liability company (“CNX”), Noble Energy, Inc., a Delaware corporation (“NBL”), CONE Midstream DevCo I LP, a Delaware limited partnership (“DevCo I LP”), CONE Midstream DevCo II LP, a Delaware limited partnership (“DevCo II LP”), and CONE Midstream DevCo III LP, a Delaware limited partnership (“DevCo III LP”). CONE Gathering, the General Partner and the Partnership are sometimes referred to in this Agreement individually as a “Party” and collectively as the “Parties.”

RECITALS:

WHEREAS, CONE Midstream DevCo I GP LLC, a Delaware limited liability company, owns a 75% general partner interest in DevCo I LP, and CONE Gathering owns a 25% limited partner interest in DevCo I LP;

WHEREAS, in connection with the Closing (as defined below), CONE Gathering desires to contribute, assign, transfer, convey and deliver to the Partnership or its designee(s), and the Partnership desires to receive, accept and acquire (or cause its designee(s) to receive, accept and acquire) from CONE Gathering, a 25% limited partner interest in DevCo I LP held by CONE Gathering, and, in exchange, the Partnership desires to deliver, or cause to be delivered, to CONE Gathering or its designee(s) the Total Consideration (as defined below), all in accordance with the terms of this Agreement (the “Transaction”);

WHEREAS,

(a) the Conflicts Committee (the “Conflicts Committee”) of the Board of Directors (the “Board of Directors”) of the General Partner has previously:

(i) received an opinion (the “Fairness Opinion”) of Evercore Group L.L.C., the financial advisor to the Conflicts Committee (the “Financial Advisor”), that the Total Consideration to be paid by the Partnership pursuant to the Transaction is fair, from a financial point of view, to the Partnership and its unitholders, other than CONE Gathering, the General Partner and their respective Affiliates (collectively, the “Public Unitholders”);

(ii) after an evaluation of, among other things, the Transaction, the Fairness Opinion and the proposed terms and conditions of this Agreement and the other Transaction Documents (as defined below), determined in good faith that the Transaction, including this Agreement and the other Transaction Documents, are fair and reasonable to, and in the best interests of, the Partnership and the Public Unitholders;

(iii) unanimously approved the Transaction, the Transaction Documents and the transactions contemplated thereby upon the terms and conditions set forth in the Transaction Documents, such approval constituting “Special Approval” for purposes of the Partnership Agreement (as defined below); and

(iv) unanimously recommended that the Board of Directors (A) approve the Transaction, the Transaction Documents and the transactions contemplated thereby upon the terms and conditions set forth in the Transaction Documents and (B) cause the Partnership or its designee(s) to enter into the Transaction Documents and consummate the Transaction upon the terms and conditions set forth in the Transaction Documents; and

(b) subsequently, the Board of Directors has approved the Transaction, the Transaction Documents and the transactions contemplated thereby upon the terms and conditions set forth in the Transaction Documents; and

WHEREAS, the respective Parties have taken or caused to be taken all limited liability company and limited partnership action, as the case may be, required to approve the transactions contemplated by this Agreement.

NOW, THEREFORE, in consideration of the premises and the covenants, conditions and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I.

DEFINITIONS; RULES OF CONSTRUCTION

1.1 Definitions. For purposes this Agreement, the capitalized terms used herein and not otherwise defined have the meanings set forth in Appendix I.

1.2 References and Rules of Construction. All references in this Agreement to Appendices, Exhibits, Articles, Sections, subsections and other subdivisions refer to the corresponding Appendices, Exhibits, Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Appendices, Exhibits, Articles, Sections, subsections and other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement and shall be disregarded in construing the language hereof. The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular Appendix, Exhibit, Article, Section, subsection or other subdivision unless expressly so limited. The word “including” (in its various forms) means “including without limitation.” All references to “$” or “dollars” shall be deemed references to United States dollars. Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. References to any law means such law as it may be amended from time to time.

ARTICLE II.

CONTRIBUTION OF SUBJECT INTERESTS; CONSIDERATION;

ACKNOWLEDGEMENTS

2.1 Contribution. Upon the terms and subject to the conditions set forth in this Agreement and in the Assignment Agreement, at the Closing:

(a) CONE Gathering shall contribute, transfer, assign, convey and deliver to the General Partner, as a capital contribution, a limited partner interest in DevCo I LP with an aggregate value equal to an amount such that, immediately following the consummation of the transactions contemplated by this Agreement, the General Partner will maintain its 2% general partner interest in the Partnership (the “GP Contribution”), free and clear of all Liens (other than restrictions under applicable federal and state securities laws), and the General Partner shall receive, accept and acquire the GP Contribution;

(b) the General Partner shall contribute, transfer, assign, convey and deliver the GP Contribution to the Partnership in exchange for the consideration set forth in Section 2.2, free and clear of all Liens (other than restrictions under applicable federal and state securities laws), and the Partnership shall receive, accept and acquire the GP Contribution;

(c) CONE Gathering shall contribute, transfer, assign, transfer, convey and deliver the remaining limited partner interests in DevCo I LP held by CONE Gathering (the “LP Contribution” and, together with the GP Contribution, the “Subject Interests”) to the Partnership, free and clear of all Liens (other than restrictions under applicable federal and state securities laws), in exchange for the consideration set forth in Section 2.2, and the Partnership shall receive, accept and acquire the Subject Interests from CONE Gathering; and

(d) the Partnership shall contribute, transfer, assign, transfer, convey and deliver, as a capital contribution, the Subject Interests to the Operating Company, free and clear of all Liens (other than restrictions under applicable federal and state securities laws), and the Operating Company shall receive, accept and acquire the Subject Interests.

2.2 Consideration. At the Closing, in consideration (the “Total Consideration”) for the contribution of the Subject Interests, the Partnership shall: (a) issue to the General Partner the New GP Interests, (b) pay to CONE Gathering (or its designee(s)) an amount of cash equal to the Cash Consideration, a portion of which, to the maximum extent possible, is to reimburse CONE Gathering for certain capital expenditures incurred by CONE Gathering within the meaning of Treasury Regulation Section 1.707-4(d), and (c) issue to CONE Gathering (or its designee(s)) a number of Common Units equal to 5,288,933 less the number of New GP Interests (the “New Common Units”).

2.3 [Reserved].

2.4 Assumed Liabilities. Except for Excluded Liabilities as provided in Section 2.5 and subject to the indemnification rights provided in Section 8.2, at the Effective Time, the Partnership Group agrees to assume and to pay, discharge and perform as and when due, all Liabilities that first accrue, are caused by, arise out of, are associated with, are in respect of, or are incurred, in each case, at any time prior to, on or after the Effective Time, in connection with the ownership of the Subject Interests or other activities occurring in connection with and attributable to the ownership of the Subject Interests (collectively, the “Assumed Liabilities”).

2.5 Excluded Liabilities. Notwithstanding anything to the contrary contained in Section 2.4, the Parties agree that any Liabilities arising out of or attributable to the ownership of the Subject Interests or other activities occurring in connection with and attributable to the ownership of the Subject Interests, other than any Liabilities resulting from the gross negligence or willful misconduct of DevCo I LP, during the period from the closing of the initial public offering of the Partnership to the Effective Time (collectively, the “Excluded Liabilities”) are not part of the Assumed Liabilities.

2.6 Transaction Taxes. All sales, use, transfer, filing, registration, business and occupation and similar Taxes arising from or associated with the transactions contemplated by this Agreement other than Taxes based on income (“Transaction Taxes”) shall be borne fifty percent (50%) by CONE Gathering and fifty percent (50%) by the Partnership. To the extent under applicable law the transferee is responsible for filing Tax Returns in respect of Transaction Taxes, the Partnership shall prepare and file all such Tax Returns. The Parties shall provide such certificates and other information and otherwise cooperate to the extent reasonably required to minimize Transaction Taxes. The Party that is not responsible under applicable law for paying the Transaction Taxes shall pay its share of the Transaction Taxes to the responsible Party prior to the due date of such Taxes.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF CONE GATHERING

CONE Gathering hereby represents and warrants to the Partnership Parties that, as of the date hereof and as of the Closing:

3.1 Organization and Existence. CONE Gathering has been duly formed and is validly existing as a limited liability company and is in good standing under the laws of its state of formation, with full limited liability company power and authority to own, lease and operate its properties and to conduct its business as and where such properties are owned, leased and operated and such business is conducted as of the date of this Agreement. CONE Gathering is duly qualified as a foreign limited liability company to transact business and is in good standing in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure so to qualify or to be in good standing would not, individually or in the aggregate, result in a Sponsor Material Adverse Effect.

3.2 Authority and Approval; Enforceability. CONE Gathering has the limited liability company power and authority to execute and deliver this Agreement and any other Transaction Document to which it is or will be a party, to consummate the transactions contemplated hereby and thereby and to perform all the terms and conditions hereof and thereof to be performed by it. The execution and delivery by CONE Gathering of this Agreement and any other Transaction Document to which it is or will be a party, the performance by it of all the terms and conditions hereof and thereof to be performed by it and the consummation of the transactions contemplated hereby and thereby have been duly authorized and approved by all requisite limited liability company action of CONE Gathering. Each of this Agreement and any other Transaction Document to which CONE Gathering is or will be a party constitutes or will constitute, upon execution and delivery by CONE Gathering, the valid and binding obligation of CONE Gathering, enforceable against CONE Gathering in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting enforcement of creditors’ rights generally and by general principles of equity (whether applied in a proceeding at law or in equity).

3.3 No Conflict. Each of this Agreement, the other Transaction Documents to which CONE Gathering is or will be a party and the execution and delivery hereof and thereof by CONE Gathering do not, and the fulfilment and compliance with the terms and conditions hereof and thereof and the consummation of the transactions contemplated hereby and thereby will not:

(a) conflict with any of the provisions of the certificate of formation or limited liability company agreement of CONE Gathering;

(b) conflict with any provision of any law or administrative regulation or any judicial, administrative or arbitration order, award, judgment, writ, injunction or decree applicable to CONE Gathering;

(c) conflict with, result in a breach of, constitute a default under (whether with notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under, or result in the suspension, termination or cancellation of, or in a right of suspension, termination or cancellation of, any indenture, mortgage, agreement, contract, commitment, license, concession, permit, lease, joint venture or other instrument to which CONE Gathering is a party or by which it is bound or to which any of the Subject Interests are subject;

(d) result in the creation of, or afford any Person the right to obtain, any Lien on the Subject Interests under any indenture, mortgage, agreement, contract, commitment, license, concession, permit, lease, joint venture or other instrument to which CONE Gathering is a party or by which it is bound or to which any of the Subject Interests are subject; or

(e) result in the revocation, cancellation, suspension or modification of any Consent possessed by CONE Gathering that is necessary or desirable for the ownership, lease or operation of its properties and other assets in the conduct of its business as now conducted;

except, in the case of clauses (b), (c), (d) and (e), as would not have, individually or in the aggregate, a Sponsor Material Adverse Effect.

3.4 Consents. No consent, approval, license, permit, order, waiver, or authorization of, or registration, declaration, or filing with any Governmental Authority or other Person (each a “Consent”) is required to be obtained or made by or with respect to CONE Gathering or the Subject Interests in connection with:

(a) the execution, delivery, and performance of this Agreement or the other Transaction Documents, or the consummation of the transactions contemplated hereby and thereby; or

(b) the enforcement against CONE Gathering of its obligations hereunder and thereunder;

except, in each case, as would not have, individually or in the aggregate, a Sponsor Material Adverse Effect.

3.5 Laws and Regulations; Litigation. There are no pending or, to the knowledge of CONE Gathering, threatened claims, fines, actions, suits, demands, investigations or proceedings or any arbitration or binding dispute resolution proceeding (collectively, “Proceedings”) against CONE Gathering or against or affecting the Subject Interests or the ownership of the Subject Interests that (i) would individually, or in the aggregate, have a Sponsor Material Adverse Effect or (ii) seek any material injunctive relief with respect to the Subject Interests. Except as would not, individually or in the aggregate, have a Sponsor Material Adverse Effect, (x) CONE Gathering is not the subject of any violation of or default under any law or regulation or under any order of any Governmental Authority and (y) there are no Proceedings pending or, to the knowledge of CONE Gathering, threatened against or affecting the ownership of the Subject Interests, at law or in equity, by or before any Governmental Authority having jurisdiction over CONE Gathering. Except as would not, individually or in the aggregate, have a Sponsor Material Adverse Effect, no Proceedings are pending or, to the knowledge of CONE Gathering, threatened to which CONE Gathering is or may become a party that questions or involves the validity or enforceability of any of its obligations under this Agreement or seeks to prevent or delay, or damages in connection with, the consummation of the transactions contemplated hereby.

3.6 Management Projections and Budgets. Over the course of the negotiation and review of the Transaction, CONE Gathering and representatives of certain of its Affiliates have provided various materials to the Conflicts Committee (including those provided to the Financial Advisor) as part of the Conflicts Committee’s review of the Transaction and the Subject Interests, including various presentations, budgets and financial models and including all updates and revisions to such materials (all such materials, collectively, the “Conflicts Committee Information”). With respect to the Conflicts Committee Information:

(a) the projections, budgets and other forward-looking information included in the Conflicts Committee Information, when considering all updates and revisions provided as a part thereof, have a reasonable basis, were prepared in good faith and are consistent with the current expectations of the management of CONE Gathering and its Affiliates; and

(b) to the knowledge of CONE Gathering, the Conflicts Committee Information (considering all updates and revisions provided as a part thereof) does not contain any misstatement of a material fact or any omission of a material fact necessary to make the Conflicts Committee Information, taken as a whole and in the light of the circumstances under which it was made, not misleading.

3.7 Title to Subject Interests.

(a) The Subject Interests (i) represent a 25% limited partner interest in DevCo I LP and (ii) were duly authorized and validly issued and are fully paid and non-assessable

(except as such nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the DRULPA). The Subject Interests are not subject to and were not issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of local or state law applicable to the Subject Interests, the DevCo I Partnership Agreement or any contract, arrangement or agreement to which CONE Gathering or any of its Affiliates is a party or to which it or any of their respective properties or assets is otherwise bound.

(b) CONE Gathering has good and valid record and beneficial title to the Subject Interests, free and clear of any and all Liens (other than restrictions on transfer under applicable federal and state securities laws), and, except as provided or created by the DevCo I Partnership Agreement, the Securities Act or applicable securities laws, the Subject Interests are free and clear of any restrictions on transfer, Taxes or claims. There are no options, warrants, purchase rights, contracts, commitments or other securities exercisable or exchangeable for the Subject Interests, or for the repurchase or redemption of the Subject Interests. Immediately after the Closing, the Partnership will have good and valid record and beneficial title to the Subject Interests, free and clear of any Liens (other than restrictions on transfer under applicable federal and state securities laws).

3.8 Brokerage Arrangements. None of CONE Gathering or any of its Affiliates has entered, directly or indirectly, into any agreement with any person, firm or corporation that would obligate any Group Member to pay any commission, brokerage or “finder’s fee” or other fee in connection with this Agreement or the transactions contemplated hereby.

3.9 No Adverse Changes. Since December 31, 2015, there has been no Sponsor Material Adverse Effect with respect to CONE Gathering.

3.10 No Preferential Rights. The Subject Interests are not subject to any right or agreement that enables any Person to purchase or acquire, including by way of a right of first refusal, right of first offer, or similar right, the Subject Interests or any portion of or interest in the Subject Interests as a result of or in connection with (a) the contribution, assignment or other transfer of the Subject Interests, (b) the execution, delivery or performance of this Agreement or (c) the consummation of the transactions contemplated hereby.

3.11 Accredited Investor. CONE Gathering (or its designees that receive the New Common Units) is an “accredited investor,” as such term is defined in Regulation D of the Securities Act, and will acquire the New Common Units for its own account and not with a view to a sale or distribution thereof in violation of the Securities Act, and the rules and regulations thereunder, any applicable state blue sky laws or any other applicable securities laws. CONE Gathering (or its designees that receive the New Common Units) has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the New Common Units to be acquired hereby. CONE Gathering (or its designees that receive the New Common Units) acknowledges that the New Common Units have not been registered under applicable federal and state securities laws and that the New Common Units may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is registered under applicable federal and state securities laws or is made pursuant to an exemption from registration under any federal or state securities laws.

3.12 No Other Representations or Warranties. Except for the representations and warranties made in this Article III, CONE Gathering makes no other express or implied representation or warranty with respect to the Subject Interests or the transactions contemplated by this Agreement and disclaims any other representations or warranties.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF THE PARTNERSHIP PARTIES

The Partnership Parties hereby, jointly and severally, represent and warrant to CONE Gathering that, as of the date hereof and as of the Closing:

4.1 Organization and Existence. Each Partnership Party has been duly formed and is validly existing as a limited liability company or limited partnership, as the case may be, and is in good standing under the laws of the State of Delaware, with full limited liability company power or limited partnership power, as the case may be, and authority to own, lease and operate its properties and to conduct its business as and where such properties are owned, leased and operated and such business is conducted as of the date of this Agreement. Each Partnership Party is duly qualified as a foreign limited liability company or limited partnership, as the case may be, to transact business and is in good standing in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure so to qualify or to be in good standing would not, individually or in the aggregate, result in a Partnership Material Adverse Effect.

4.2 Authority and Approval; Enforceability. Each Partnership Party has the limited liability company power or limited partnership power, as the case may be, and authority to execute and deliver this Agreement and any other Transaction Document to which it is or will be a party, to consummate the transactions contemplated hereby and thereby and to perform all the terms and conditions hereof and thereof to be performed by it. The execution and delivery by each Partnership Party of this Agreement and any other Transaction Document to which it is or will be a party, the performance by it of all the terms and conditions hereof and thereof to be performed by it and the consummation of the transactions contemplated hereby and thereby have been duly authorized and approved by all requisite limited liability company or limited partnership, as the case may be, action of such Partnership Party. Each of this Agreement and any other Transaction Document to which each Partnership Party is or will be a party constitutes or will constitute, upon execution and delivery by such Partnership Party, the valid and binding obligation of such Partnership Party, enforceable against such Partnership Party in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting enforcement of creditors’ rights generally and by general principles of equity (whether applied in a proceeding at law or in equity).

4.3 No Conflict. Each of this Agreement, the other Transaction Documents to which each Partnership Party is or will be a party and the execution and delivery hereof and thereof by such Partnership Party do not, and the fulfilment and compliance with the terms and conditions hereof and thereof and the consummation of the transactions contemplated hereby and thereby will not:

(a) conflict with any of the provisions of the certificate of formation, limited liability company agreement, certificate of limited partnership, partnership agreement or other organizational document of such Partnership Party;

(b) conflict with any provision of any law or administrative regulation or any judicial, administrative or arbitration order, award, judgment, writ, injunction or decree applicable to such Partnership Party;

(c) conflict with, result in a breach of, constitute a default under (whether with notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under, or result in the suspension, termination or cancellation of, or in a right of suspension, termination or cancellation of, any indenture, mortgage, agreement, contract, commitment, license, concession, permit, lease, joint venture or other instrument to which such Partnership Party is a party or by which it is bound; or

(d) result in the revocation, cancellation, suspension or modification of any Consent possessed by such Partnership Party that is necessary or desirable for the ownership, lease or operation of its properties and other assets in the conduct of its business as now conducted;

except, in the case of clauses (b), (c), and (d), as would not have, individually or in the aggregate, a Partnership Material Adverse Effect.

4.4 Consents. No Consent is required to be obtained or made by or with respect to any Partnership Party in connection with:

(a) the execution, delivery, and performance of this Agreement or the other Transaction Documents, or the consummation of the transactions contemplated hereby and thereby; or

(b) the enforcement against such Partnership Party of its obligations hereunder and thereunder;

except, in each case, as would not have, individually or in the aggregate, a Partnership Material Adverse Effect.

4.5 Laws and Regulations; Litigation. There are no pending or, to the knowledge of the Partnership Parties, threatened Proceedings against any Partnership Party that would individually, or in the aggregate, have a Partnership Material Adverse Effect. Except as would not, individually or in the aggregate, have a Partnership Material Adverse Effect, no Partnership Party is the subject of any violation of or default under any law or regulation or under any order of any Governmental Authority. Except as would not, individually or in the aggregate, have a Partnership Material Adverse Effect, no Proceedings are pending or, to the knowledge of the Partnership Parties, threatened to which any Partnership Party is or may become a party that questions or involves the validity or enforceability of any of its obligations under this Agreement or seeks to prevent or delay, or damages in connection with, the consummation of the transactions contemplated hereby.

4.6 Delivery of Fairness Opinion. The Financial Advisor has delivered an opinion to the Conflicts Committee that the Total Consideration to be paid by the Partnership as consideration for the Subject Interests pursuant to this Agreement is fair to the Public Unitholders from a financial point of view.

4.7 Issuance of New GP Interest and New Common Units. Prior to Closing, the New GP Interest and the New Common Units to be issued by the Partnership under this Agreement, and the general partner interests and limited partner interests, respectively, represented thereby, will have been duly authorized for issuance in accordance with this Agreement and the Partnership Agreement and, when issued and delivered by the Partnership pursuant to this Agreement against payment of the consideration set forth herein, will be validly issued, fully paid (to the extent required under the Partnership Agreement) and non-assessable (except as such non-assessability may be affected by Sections 17-303, 17-607 or 17-804 of the DRULPA).

4.8 Brokerage Arrangements. None of the Partnership or any of its Affiliates has entered, directly or indirectly, into any agreement with any person, firm or corporation that would obligate CONE Gathering or its Affiliates to pay any commission, brokerage or “finder’s fee” or other fee in connection with this Agreement or the transactions contemplated hereby.

4.9 No Other Representations or Warranties. Except for the representations and warranties made in this Article IV, the Partnership Parties make no other express or implied representation or warranty with respect to the transactions contemplated by this Agreement and disclaim any other representations or warranties.

ARTICLE V.

ADDITIONAL COVENANTS AND AGREEMENTS

5.1 Conduct of the Business.

(a) Except as provided by this Agreement or consented to by the Partnership, CONE Gathering covenants and agrees that from and after the execution of this Agreement and until the Closing:

(i) CONE Gathering will not sell, transfer, assign, convey or otherwise dispose of the Subject Interests; and

(ii) CONE Gathering will not permit any Lien to be imposed on the Subject Interests.

(b) Except as provided by this Agreement or consented to by the Partnership, CONE Gathering shall cause DevCo I LP to:

(i) conduct its business and operations in the usual and ordinary course thereof; and

(ii) preserve, maintain and protect the assets and operations of DevCo I LP as are conducted as of the date of this Agreement.

5.2 Further Assurances. On and after the Closing Date, the Parties shall cooperate and use their respective commercially reasonable efforts to take or cause to be taken all appropriate actions and do, or cause to be done, all things necessary or appropriate to make effective the transactions contemplated hereby, including the execution of any additional assignment or similar documents or instruments of transfer of any kind, the obtaining of consents which may be reasonably necessary or appropriate to carry out any of the provisions hereof and the taking of all such other actions as such Party may reasonably be requested to take by the other Party from to time to time, consistent with the terms of this Agreement, in order to effectuate the provisions and purposes of this Agreement and transactions contemplated hereby.

5.3 Financing Cooperation. From and after the execution of this Agreement, CONE Gathering shall, and shall cause its Affiliates to, use commercially reasonable efforts to provide all customary cooperation as reasonably requested by the Partnership (including causing its and their representatives and auditors to so cooperate) to assist the Partnership in the arrangement of any capital markets debt or equity financing, any bank debt, or any other financing arrangement necessary or desirable to fund the Cash Consideration and any other amounts required to be paid in connection with the consummation of the transactions contemplated by this Agreement, including any necessary offering documents related thereto (the “Financing”).

5.4 Tax Covenants.

(a) The Parties agree that the income related to the Subject Interests for the period up to and including the Closing Date will be reflected on the federal income Tax Return of CONE Gathering and that the members of CONE Gathering shall bear the liability for any Taxes associated with such income. The Parties further agree that the income related to the Subject Interests for the period after the Closing Date will be reflected on the federal income Tax Return of the Partnership and that the partners of the Partnership shall bear the liability for any Taxes associated with such income.

(b) The Parties shall cooperate fully, and cause their Affiliates to cooperate fully, as and to the extent reasonably requested by the other Party, to accomplish the purposes of this Section 5.4, requests for the provision of any information or documentation within the knowledge or possession of the other Party as reasonably necessary to facilitate compliance with financial reporting obligations arising under ASC 740 (formerly FASB Statement No. 109) (including compliance with FIN 48) promulgated by the Financial Accounting Standards Board, and any audit, litigation or other proceeding (each a “Tax Proceeding”) with respect to Taxes. Such cooperation shall include access to, the retention and (upon the other Party’s request) the provision of records and information which are reasonably relevant to any Tax Return or Tax Proceeding, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Partnership and the CONE Gathering will use their respective commercially reasonable efforts to retain all books and records with respect to Tax matters pertinent to the Subject Interests relating to any taxable period beginning before the Closing Date until the later of six years after the Closing Date or the expiration of the applicable statute of limitations of the respective taxable periods (including any extensions thereof), and to abide by all record retention agreements entered into with any Tax Authority. The Partnership and CONE Gathering each agree, upon request, to use their respective commercially reasonable efforts to obtain any certificate or other document from any Tax Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed with respect to the transactions contemplated by this Agreement.

(c) To the extent an election under Section 754 of the Internal Revenue Code of 1986, as amended (the “Code”) is not already in effect for DevCo I LP, the Parties shall provide all necessary consents (and evidence thereof) to cause the election provided by Code Section 754 in accordance with Treasury Regulation Section 1.754-1(b) to be made effective for the taxable period of DevCo I LP that includes the date of this Agreement.

5.5 Exchange Agreement.

(a) CNX, NBL, DevCo I LP, DevCo II LP, DevCo III LP and the Parties acknowledge that CNX and NBL are parties to that certain Exchange Agreement, dated as of October 29, 2016 (as amended from time to time, the “Exchange Agreement”), pursuant to which, among other things, CNX and NBL agreed to separate their Marcellus Shale joint venture by creating two separate operating areas. At the consummation of the transactions contemplated by the Exchange Agreement:

(i) each of CNX, Operating Company, DevCo I LP, DevCo II LP and DevCo III LP, agrees to execute and deliver a counterpart of the CNX GGA to the other parties thereto;

(ii) each of NBL, Operating Company, DevCo I LP, DevCo II LP and DevCo III LP, agrees to execute and deliver a counterpart of the NBL GGA to the other parties thereto;

(iii) each of NBL and the Partnership agrees to execute and deliver a counterpart of the Access Agreement to the other parties thereto;

(iv) each of NBL, CNX, CONE Gathering, the Partnership, Operating Company, DevCo I LP, DevCo II LP and DevCo III LP agrees to execute and deliver a counterpart of the MCA to the other parties thereto;

(v) each of CNX and the Partnership agrees to execute and deliver a counterpart of the Services Agreement to the other parties thereto;

(vi) each of CNX, Operating Company, DevCo I LP, DevCo II LP and DevCo III LP agrees to execute and deliver a counterpart of the CNX Letter to the other parties thereto; and

(vii) each of NBL, Operating Company, DevCo I LP, DevCo II LP and DevCo III LP agrees to execute and deliver a counterpart of the NBL Letter to the other parties thereto;

provided, however, that notwithstanding anything to the contrary contained in this Section 5.5, (A) prior to the execution of any document or agreement listed in this Section 5.5, CNX and Noble shall provide the Conflicts Committee and the Board of Directors with executed copies of all amendments to the Exchange Agreement that are entered into following the date hereof and (B) none of the Partnership, the Operating Company, DevCo I LP, DevCo II LP or DevCo III LP shall be obligated to execute any document or agreement pursuant to this Section 5.5 to the extent that the Exchange Agreement is materially amended after the date hereof, as determined in good faith by the Conflicts Committee.

(b) Notwithstanding anything to the contrary provided in this Agreement, each Party or other Person executing this Agreement shall be entitled to enforce all rights or remedies at law or in equity with respect to any breach of this Section 5.5 including, but not limited to, seeking specific performance thereof.

ARTICLE VI.

CONDITIONS TO CLOSING

6.1 Conditions to the Obligations of Each Party. The respective obligation of each Party to proceed with the Closing is subject to the satisfaction or waiver by each of the Parties (subject to applicable laws) on or prior to the Closing Date of all of the following conditions:

(a) all necessary filings with and consents of any Governmental Authority required for the consummation of the transactions contemplated by this Agreement shall have been made and obtained; provided, however, that, prior to invoking this condition, the invoking Party shall have used commercially reasonable efforts to make or obtain such filings and consents; and

(b) no Party shall be subject to any decree, order or injunction of a court of competent jurisdiction that prohibits the consummation of the transactions contemplated hereby and no statute, rule, regulation, order, decree or injunction enacted, entered, or issued by any Governmental Authority, or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement, shall be in effect.

6.2 Conditions to the Obligations of the Partnership Parties. The obligation of the Partnership Parties to proceed with the Closing is subject to the satisfaction or waiver by the Partnership Parties on or prior to the Closing Date of the following conditions:

(a) CONE Gathering shall have performed in all material respects the covenants and agreements contained in this Agreement required to be performed by it on or prior to the Closing Date;

(b) (i) the Fundamental Representations shall be true and correct in all respects as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), and (ii) the other representations and warranties of CONE Gathering made in this Agreement shall be true and correct in all respects (without regard to qualifications as to materiality or Sponsor Material Adverse Effect contained therein, except in the case of the representation and warranty contained in Section 3.9) as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except in the case of clause (ii) where the failure of the representations and warranties to be true and correct, individually or in the aggregate, has not had a Sponsor Material Adverse Effect;

(c) CONE Gathering shall have delivered to the Partnership a certificate dated the Closing Date and signed by an authorized officer of CONE Gathering confirming the foregoing matters set forth in clauses (a) and (b) of this Section 6.2 (the “CONE Closing Certificate”);

(d) CONE Gathering shall have delivered or caused the delivery of the Closing deliverables set forth in Section 7.2;

(e) between the date of this Agreement and the Closing Date, there shall not have been (i) a Sponsor Material Adverse Effect or (ii) any change, circumstance, effect or condition that is, or could reasonably be expected to be, materially adverse to the business, financial condition, assets, liabilities or results of operations, as applicable, of DevCo I LP; and

(f) the Partnership shall have received sufficient proceeds in the Financing, on terms and conditions that are reasonably satisfactory to the Partnership, to fulfill its obligations required for funding the Cash Consideration.

6.3 Conditions to the Obligations of CONE Gathering. The obligation of CONE Gathering to proceed with the Closing is subject to the satisfaction or waiver by CONE Gathering on or prior to the Closing Date of the following conditions:

(a) the Partnership Parties shall have performed in all material respects the covenants and agreements contained in this Agreement required to be performed by them on or prior to the Closing Date;

(b) the representations and warranties of the Partnership Parties made in this Agreement shall be true and correct in all respects (without regard to qualifications as to materiality or Partnership Material Adverse Effect contained therein) as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except where the failure of the representations and warranties to be true and correct, individually or in the aggregate, has not had a Partnership Material Adverse Effect;

(c) the Partnership shall have delivered to CONE Gathering a certificate dated the Closing Date and signed by an authorized officer of the General Partner confirming the foregoing matters set forth in clauses (a) and (b) of this Section 6.3 (the “Partnership Closing Certificate”);

(d) the Partnership Parties shall have delivered or caused the delivery of the Closing deliverables set forth in Section 7.3; and

(e) between the date of this Agreement and the Closing Date, there shall not have been a Partnership Material Adverse Effect.

ARTICLE VII.

CLOSING

7.1 Closing. Subject to the terms and conditions of this Agreement and unless otherwise agreed in writing by the Parties, the closing (the “Closing”) of the transactions contemplated by this Agreement will be held at the offices of Latham & Watkins LLP, 811 Main Street, 37th Floor, Houston, Texas at 9:00 a.m., Houston, Texas time on the second (2nd) business day following the satisfaction or waiver of the conditions to Closing set forth in Article VI (other than those conditions that, by their nature, are not capable of being satisfied until the Closing), or such other time and date mutually agreed to by the Parties in writing. The date on which the Closing occurs is referred to as the “Closing Date.” The Closing will be deemed effective at 12:01 a.m., Houston, Texas time on the Closing Date.

7.2 Deliveries by CONE Gathering. At the Closing, CONE Gathering will deliver (or cause to be delivered) the following:

(a) a counterpart to the Assignment Agreement, duly executed by CONE Gathering;

(b) the CONE Closing Certificate, duly executed by an officer of CONE Gathering; and

(c) such other documents, certificates and other instruments as may be reasonably requested by the Partnership Parties prior to the Closing Date to carry out the intent and purposes of this Agreement.

7.3 Deliveries by the Partnership Parties. At the Closing, the Partnership Parties will deliver (or cause to be delivered) the following:

(a) the Cash Consideration, by wire transfer of immediately available funds to an account specified by CONE Gathering (or one or more of its designees);

(b) the New GP Interest to the General Partner;

(c) the New Common Units to CONE Gathering (or one or more of its designees);

(d) a counterpart to the Assignment Agreement, duly executed by the Partnership Parties;

(e) the Partnership Closing Certificate, duly executed by an officer of the General Partner; and

(f) such other documents, certificates and other instruments as may be reasonably requested by CONE Gathering prior to the Closing Date to carry out the intent and purposes of this Agreement.

7.4 Distributions by CONE Gathering to CONSOL and NBL at Closing. At the Closing, immediately following the transactions contemplated by Sections 7.1 through 7.3, CONE Gathering will (a) distribute to CONSOL Energy Inc. (or one or more of its wholly owned subsidiaries) approximately $70,000,000 in cash, (b) distribute to CONSOL Energy Inc. (or one or more of its wholly owned subsidiaries) 50% of the New Common Units, (c) distribute to NBL (or one or more of its wholly owned subsidiaries) approximately $70,000,000 in cash, and (d) distribute to NBL (or one or more of its wholly owned subsidiaries) 50% of the New Common Units.

ARTICLE VIII.

INDEMNIFICATION

8.1 Indemnification of CONE Gathering. Solely for the purpose of indemnification in this Section 8.1, the representations and warranties of the Partnership Parties in this Agreement shall be deemed to have been made without regard to any materiality or Partnership Material Adverse Effect or knowledge qualifiers. From and after the Closing Date, subject to the other provisions of this Article VIII, the Partnership Parties shall, jointly and severally, indemnify and hold CONE Gathering and its Affiliates, directors, officers, employees, agents and representatives (together with CONE Gathering, the “CONE Indemnitees”) harmless from and against any and all damages (including exemplary damages and penalties), losses, deficiencies, costs, expenses, obligations, fines, expenditures, claims and liabilities, including reasonable counsel fees and reasonable expenses of investigation, defending and prosecuting litigation (collectively, the “Damages”), suffered by the CONE Indemnitees as a result of, caused by, arising out of, or in any way relating to (a) any breach of a representation or warranty of the Partnership Parties contained in this Agreement, (b) any breach of any agreement or covenant contained in this Agreement on the part of the Partnership Parties or (c) any of the Assumed Liabilities.

8.2 Indemnification of the Partnership Parties. Solely for the purpose of indemnification in this Section 8.2, the representations and warranties of CONE Gathering in this Agreement (other than the representation and warranty contained in Section 3.9) shall be deemed to have been made without regard to any materiality or Sponsor Material Adverse Effect or knowledge qualifiers. From and after the Closing Date, subject to the other provisions of this Article VIII, CONE Gathering shall indemnify and hold the Partnership Parties and their respective Affiliates, directors, officers, employees, agents and representatives (together with the Partnership Parties, the “Partnership Indemnitees”) harmless from and against any and all Damages suffered by the Partnership Indemnitees as a result of, caused by, arising out of, or in any way relating to (a) any breach of a representation or warranty of CONE Gathering contained in this Agreement, (b) any breach of any agreement or covenant contained in this Agreement on the part of CONE Gathering or (c) any of the Excluded Liabilities.

8.3 Demands. Each indemnified party agrees that promptly upon its discovery of facts giving rise to a claim for indemnity under the provisions of this Agreement, including receipt by it of notice of any demand, assertion, claim, action or proceeding, judicial or otherwise, by any third party (such third party actions being collectively referred to herein as the “Indemnity Claim”), with respect to any matter as to which it claims to be entitled to indemnity under the provisions of this Agreement, it will give prompt notice thereof in writing to the indemnifying party, together with a statement of such information respecting any of the foregoing as it shall have. Such notice shall include a formal demand for indemnification under this Agreement. The indemnifying party shall not be obligated to indemnify the indemnified party with respect to any Indemnity Claim if the indemnified party knowingly failed to notify the indemnifying party thereof in accordance with the provisions of this Agreement to the extent that knowing failure to notify actually results in material prejudice or damage to the indemnifying party.

8.4 Right to Contest and Defend.

(a) The indemnifying party shall be entitled at its cost and expense to contest and defend by all appropriate legal proceedings any Indemnity Claim with respect to which it is called upon to indemnify the indemnified party under the provisions of this Agreement; provided, however, that notice of the intention to so contest shall be delivered by the indemnifying party to the indemnified party within 20 days from the date of receipt by the indemnifying party of notice by the indemnified party of the assertion of the Indemnity Claim. Any such contest may be conducted in the name and on behalf of the indemnifying party or the indemnified party as may be appropriate. Such contest shall be conducted and prosecuted diligently to a final conclusion or settled in accordance with this Section 8.4(a) by reputable counsel employed by the indemnifying party and not reasonably objected to by the indemnified party, but the indemnified party shall have the right but not the obligation to participate in such proceedings and to be represented by counsel of its own choosing at its sole cost and expense. The indemnifying party shall have full authority to determine all action to be taken with respect thereto; provided, however, that the indemnifying party will not have the authority to subject the indemnified party to any obligation whatsoever, other than the performance of purely ministerial tasks or obligations not involving material expense. If the indemnifying party does not elect to contest any such Indemnity Claim or elects to contest such Indemnity Claim but fails diligently and promptly to prosecute or settle such claim, the indemnifying party shall be bound by the result obtained with respect thereto by the indemnified party. If the indemnifying party shall have assumed the defense of an Indemnity Claim, the indemnified party shall agree to any settlement, compromise or discharge of an Indemnity Claim that the indemnifying party may recommend and that by its terms obligates the indemnifying party to pay the full amount of the liability in connection with such Indemnity Claim, which releases the indemnified party completely in connection with such Indemnity Claim and which would not otherwise adversely affect the indemnified party.

(b) Notwithstanding the foregoing, the indemnifying party shall not be entitled to assume the defense of any Indemnity Claim (and shall be liable for the reasonable fees and expenses of counsel incurred by the indemnified party in defending such Indemnity Claim) if the Indemnity Claim seeks an order, injunction or other equitable relief or relief for other than money damages against the indemnified party which the indemnified party reasonably determines, after conferring with its outside counsel, cannot be separated from any related claim for money damages. If such equitable relief or other relief portion of the Indemnity Claim can be so separated from that for money damages, the indemnifying party shall be entitled to assume the defense of the portion relating to money damages.

8.5 Cooperation. If requested by the indemnifying party, the indemnified party agrees to cooperate with the indemnifying party and its counsel in contesting any Indemnity Claim that the indemnifying party elects to contest or, if appropriate, in making any counterclaim against the person asserting the Indemnity Claim, or any cross-complaint against any person, and the indemnifying party will reimburse the indemnified party for any expenses incurred by it in so cooperating. At no cost or expense to the indemnified party, the indemnifying party shall cooperate with the indemnified party and its counsel in contesting any Indemnity Claim.

8.6 Right to Participate. The indemnified party agrees to afford the indemnifying party and its counsel the opportunity to be present at, and to participate in, conferences with all persons, including Governmental Authorities, asserting any Indemnity Claim against the indemnified party or conferences with representatives of or counsel for such persons.

8.7 Payment of Damages. The indemnification required hereunder shall be made by periodic payments of the amount thereof during the course of the investigation or defense, within 10 days as and when reasonably specific bills are received or loss, liability, claim, damage or expense is incurred and reasonable evidence thereof is delivered. In calculating any amount to be paid by an indemnifying party by reason of the provisions of this Agreement, the amount shall be reduced by all reimbursements (including, without limitation, insurance proceeds) credited to or received by the other party related to the Damages.

8.8 Limitations on Indemnification.

(a) To the extent the Partnership Indemnitees are entitled to indemnification for Damages pursuant to Section 8.2(a) (but not including Damages for breaches of Fundamental Representations), CONE Gathering shall not be liable for those Damages unless the aggregate amount of Damages exceeds $2,480,000 (the “Deductible”), and then only to the extent of any such excess; provided, however, that CONE Gathering shall not be liable for Damages pursuant to Section 8.2(a) (but not including Damages for breaches of Fundamental Representations) that exceed, in the aggregate, $37,200,000 (the “Cap”) less the Deductible.

(b) Notwithstanding clause (a) above, to the extent the Partnership Indemnitees are entitled to indemnification for Damages for claims arising from fraud or related to or arising from Taxes, CONE Gathering shall be fully liable for such Damages without regard to the Deductible or the Cap. For the avoidance of doubt, CONE Gathering shall be fully liable for Damages pursuant to Section 8.2(b) or Section 8.2(c) and for breaches of Fundamental Representations without regard to the Deductible or the Cap.

(c) To the extent the CONE Indemnitees are entitled to indemnification for Damages pursuant to Section 8.1(a), the Partnership Parties shall not be liable for those Damages unless the aggregate amount of Damages exceeds, in the aggregate, the Deductible, and then only to the extent of any such excess; provided, however, that the Partnership Parties shall not be liable for Damages that exceed, in the aggregate, the Cap less the Deductible.

(d) Notwithstanding clause (c) above, to the extent the CONE Indemnitees are entitled to indemnification for Damages for claims arising from fraud, the Partnership Parties shall be fully liable for such Damages without regard to the Deductible or the Cap. For the avoidance of doubt, the Partnership Parties shall be fully liable for Damages pursuant to Section 8.1(b) or Section 8.1(c) without regard to the Deductible or the Cap.

8.9 Survival.

(a) The liability of CONE Gathering for the breach of any of the representations and warranties of CONE Gathering set forth in Section 3.1, Section 3.2, Section 3.3(a) and (d), Section 3.7, Section 3.8 and Section 3.10 (the “Fundamental Representations”) and for Damages pursuant to Section 8.2(c) shall be limited to claims for which the Partnership Parties deliver written notice to CONE Gathering on or before the date that is three (3) years after the Closing Date. The liability of CONE Gathering for the breach of any of the representations and warranties of CONE Gathering set forth in Article III other than the Fundamental Representations shall be limited to claims for which the Partnership Parties deliver written notice to CONE Gathering on or before the date that is eighteen (18) months after the Closing Date. The liability of CONE Gathering for Damages for claims related to or arising from Taxes shall be limited to claims for which the Partnership Parties deliver written notice to CONE Gathering on or before the date that is ninety (90) days after the expiration of the applicable statute of limitations for assessment of the applicable Tax.

(b) The liability of the Partnership Parties for the breach of any of the representations and warranties of the Partnership Parties set forth in Section 4.1, Section 4.2, Section 4.3(a), Section 4.7 and Section 4.8 shall be limited to claims for which CONE Gathering delivers written notice to the Partnership Parties on or before the date that is three (3) years after the Closing Date. The liability of the Partnership Parties for the breach of any of the representations and warranties of the Partnership Parties set forth in Article IV other than the representations and warranties set forth in Section 4.1 and Section 4.2 shall be limited to claims for which CONE Gathering delivers written notice to the Partnership Parties on or before the date that is eighteen (18) months after the Closing Date.

8.10 Sole Remedy. After the Closing, no Party shall have liability under this Agreement or the transactions contemplated hereby except as is provided in this Article VIII (other than claims or causes of action arising from fraud, and other than claims for specific performance or claims arising under any Transaction Documents (which claims shall be subject to the liability provisions of such Transaction Documents)).

8.11 Express Negligence Rule. THE INDEMNIFICATION AND ASSUMPTION PROVISIONS PROVIDED FOR IN THIS AGREEMENT HAVE BEEN EXPRESSLY NEGOTIATED IN EVERY DETAIL, ARE INTENDED TO BE GIVEN FULL AND LITERAL EFFECT, AND SHALL BE APPLICABLE WHETHER OR NOT THE LIABILITIES, OBLIGATIONS, CLAIMS, JUDGMENTS, LOSSES, COSTS, EXPENSES OR DAMAGES IN QUESTION ARISE OR AROSE SOLELY OR IN PART FROM THE GROSS, ACTIVE, PASSIVE OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OF ANY INDEMNIFIED PARTY. THE PARTIES ACKNOWLEDGE THAT THIS STATEMENT COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND CONSTITUTES CONSPICUOUS NOTICE. NOTICE IN THIS CONSPICUOUS NOTICE IS NOT INTENDED TO PROVIDE OR ALTER THE RIGHTS AND OBLIGATIONS OF THE PARTIES, ALL OF WHICH ARE SPECIFIED ELSEWHERE IN THIS AGREEMENT.

8.12 Knowledge. The Partnership Indemnitees’ and the CONE Indemnitees’ rights under this Agreement or otherwise shall not be diminished by any investigation performed or knowledge acquired or capable of being acquired, whether before or after the date of this Agreement, regarding the accuracy or inaccuracy of any representation or warranty or the performance or non-performance of any covenant.

ARTICLE IX.

TERMINATION

9.1 Events of Termination. This Agreement may be terminated at any time prior to the Closing Date:

(a) by mutual written consent of both CONE Gathering and the Partnership;

(b) by either CONE Gathering or the Partnership in writing after December 31, 2016, if the Closing has not occurred by that date, provided that as of such date the terminating Party is not in default under this Agreement;

(c) by either CONE Gathering or the Partnership in writing without prejudice to other rights and remedies the terminating Party or its Affiliates may have (provided the terminating Party and its Affiliates are not otherwise in material default or breach of this Agreement, or have not failed or refused to close without justification hereunder), if the other Party or its Affiliates shall have (i) materially failed to perform its covenants or agreements contained herein required to be performed by such Party or its Affiliates on or prior to the Closing Date or (ii) materially breached any of its representations or warranties contained herein; provided, however, that in the case of clauses (i) or (ii), the defaulting Party shall have a period of thirty (30) days following written notice from the non-defaulting Party to cure any breach of this Agreement if the breach is curable; or

(d) by either CONE Gathering or the Partnership in writing, without liability, if there shall be any order, writ, injunction or decree of any Governmental Authority binding on the Parties that prohibits or restrains any Party from consummating the transactions contemplated hereby; provided, however, that the applicable Party shall have used its reasonable best efforts to have any such order, writ, injunction or decree removed but it shall not have been removed within thirty (30) days after entry by the Governmental Authority.

9.2 Effect of Termination. In the event of the termination of this Agreement by a Party as provided in Section 9.1, this Agreement shall thereafter become void except for this Section 9.2, Section 10.1, Section 10.4 and Section 10.5. Nothing in this Section 9.2 shall be deemed to release any Party from any liability for any breach by such Party of the terms and provisions of this Agreement or to impair any rights of any Party under this Agreement. If this Agreement is terminated by a Party pursuant to Section 9.1(c), then the other Party shall reimburse such Party for its out-of-pocket expenses incurred in connection with the negotiation, execution and performance of this Agreement (including legal fees and fees paid to the Financial Advisor, in either case incurred by the Partnership or the Conflicts Committee).

ARTICLE X.

MISCELLANEOUS

10.1 Expenses. Unless otherwise specifically provided in this Agreement, each of the Parties, CNX, NBL, DevCo I LP, DevCo II LP and DevCo III LP shall pay its own expenses incident to (a) this Agreement and the other Transaction Documents and (b) all action taken in preparation for effecting the provisions of this Agreement and the other Transaction Documents.

10.2 Deed; Bill of Sale; Assignment. To the extent required and permitted by applicable law, this Agreement shall also constitute a “deed,” “bill of sale” or “assignment” of the assets and the liabilities referenced herein.

10.3 Right of Offset. Each Party agrees that, in addition to, and without limitation of, any right of set-off, lien or counterclaim a Party may otherwise have, each Party shall have the right and be entitled, at its option, to offset (a) balances held by it or by any of its Affiliates for the account of any other Party at any of its offices and (b) other obligations at any time owing by such Party in connection with any obligations to or for the credit or account of the other Party, against any principal of or interest on any of such other Party’s indebtedness or any other amount due and payable to such other Party hereunder that is not paid when due.

10.4 Notices. Unless otherwise specifically provided in this Agreement, any notice, request, instruction, correspondence or other document to be given under or in relation to this Agreement shall be made in writing and shall be deemed to have been properly given if: (i) personally delivered (with written confirmation of receipt), (ii) delivered by a recognized overnight delivery service (delivery fees prepaid) or (iii) sent by electronic mail with a PDF of the notice or other communication attached (provided that any such electronic mail is confirmed by written confirmation), in each case to the appropriate address set forth below:

If to CONE Gathering, addressed to:

CONE Gathering LLC

1000 CONSOL Energy Drive

Canonsburg, Pennsylvania 15317

Attention: General Counsel

with copies (which shall not constitute notice) to:

CONSOL Energy Inc.

1000 CONSOL Energy Drive

Canonsburg, Pennsylvania 15317

Attention: General Counsel

Noble Energy, Inc.

1001 Noble Energy Way

Houston, Texas 77070

Attention: General Counsel

If to any of the Partnership Parties, addressed to:

CONE Midstream Partners LP

c/o CONE Midstream GP LLC

1000 CONSOL Energy Drive

Canonsburg, Pennsylvania 15317

Attention: General Counsel

Any Party may change any address to which notice is to be given to it by giving notice as provided above of such change of address.

10.5 Governing Law. This Agreement shall be subject to and governed by the laws of the State of Delaware, excluding any conflicts-of-law rule or principle that might refer the construction or interpretation of this Agreement to the laws of another state. EACH OF THE PARTIES HERETO AGREES THAT THIS AGREEMENT INVOLVES AT LEAST U.S. $100,000.00 AND THAT THIS AGREEMENT HAS BEEN ENTERED INTO IN EXPRESS RELIANCE UPON 6 Del. C. § 2708. EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES (i) TO BE SUBJECT TO THE JURISDICTION OF THE COURTS OF THE STATE OF DELAWARE AND OF THE FEDERAL COURTS SITTING IN THE STATE OF DELAWARE AND (ii) TO THE EXTENT SUCH PARTY IS NOT OTHERWISE SUBJECT TO SERVICE OF PROCESS IN THE STATE OF DELAWARE, TO APPOINT AND MAINTAIN AN AGENT IN THE STATE OF DELAWARE AS SUCH PARTY’S AGENT FOR ACCEPTANCE OF LEGAL PROCESS AND TO NOTIFY THE OTHER PARTIES OF THE NAME AND ADDRESS OF SUCH AGENT. EACH PARTY HERETO WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

10.6 Public Statements. The Parties shall consult with each other with respect to public announcements or statements, and no Party shall issue any public announcement or statement with respect to the transactions contemplated hereby without the consent of the other Parties, which shall not be unreasonably withheld or delayed, unless the Party desiring to make such announcement or statement, after seeking such consent from the other Parties, obtains advice from legal counsel that a public announcement or statement is required by applicable law or securities exchange regulations.

10.7 Form of Payment. All payments hereunder shall be made in United States dollars and, unless the Parties making and receiving such payments shall agree otherwise or the provisions hereof provide otherwise, shall be made by wire or interbank transfer of immediately available funds on the date such payment is due to such account as the Party receiving payment may designate at least three business days prior to the proposed date of payment.

10.8 Entire Agreement; Amendments and Waivers. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the exhibits hereto, (a) constitute the entire agreement among the Parties, CNX, NBL, DevCo I LP, DevCo II LP and DevCo III LP with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties, CNX, NBL, DevCo I LP, DevCo II LP and DevCo III LP with respect to the subject matter hereof and (b) are not intended to confer upon any other Person or entity any rights or remedies hereunder except as Article VIII or Article X contemplates or except as otherwise expressly provided herein or therein. Each Party agrees that (i) no other Party (including its agents and representatives) has made any representation, warranty, covenant or agreement to or with such Party relating to this Agreement or the transactions contemplated hereby, other than those expressly set forth in the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the exhibits hereto, and (ii) such Party has not relied upon any representation, warranty, covenant or agreement relating to this Agreement or the transactions contemplated hereby other than those referred to in clause (i) above. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by all of the Parties or if such supplement, modification or waiver is with respect to Section 5.5, executed in writing by all of the Parties, CNX, NBL, DevCo I LP, DevCo II LP and DevCo III LP. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (regardless of whether similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided. Any amendment or waiver of this Agreement by the Partnership Parties made prior to the Closing shall be approved in advance by the Conflicts Committee.

10.9 Binding Effect and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties, CNX, NBL, DevCo I LP, DevCo II LP and DevCo III LP and their respective permitted successors and assigns, but neither this Agreement nor any of the rights, benefits or obligations hereunder shall be assigned, by operation of law or otherwise, by any Party or any of CNX, NBL, DevCo I LP, DevCo II LP or DevCo III LP without the prior written consent of the other parties hereto.

10.10 Severability. If any provision of the Agreement is rendered or declared illegal or unenforceable by reason of any existing or subsequently enacted legislation or by decree of a court of last resort, the Parties (or to the extent applicable to Section 5.5, the Parties, CNX, NBL, DevCo I LP, DevCo II LP and DevCo III LP) shall meet promptly and negotiate substitute provisions for those rendered or declared illegal or unenforceable, but all of the remaining provisions of this Agreement shall remain in full force and effect and will not be affected or impaired in any way thereby.

10.11 Interpretation. The Parties, CNX, NBL, DevCo I LP, DevCo II LP and DevCo III LP agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

10.12 Counterparts. This Agreement may be executed in one or more counterparts, including electronic, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the Party or other Person executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first written above.

CONE GATHERING LLC		CONE MIDSTREAM GP LLC

By:	/s/ Donald G. Moore	By:	/s/ David M. Khani
Name:	Donald G. Moore	Name:	David M. Khani
Title:	Authorized Person	Title:	Chief Financial Officer

CONE MIDSTREAM PARTNERS LP		CONE MIDSTREAM OPERATING COMPANY LLC
By:	CONE Midstream GP LLC,
	its general partner	By:	/s/ David M. Khani
		Name:	David M. Khani
By:	/s/ David M. Khani	Title:	Chief Financial Officer
Name:	David M. Khani
Title:	Chief Financial Officer

ACKNOWLEDGMENT AND AGREEMENT (for the sole purpose of Section 5.5 and Article X):

CNX GAS COMPANY LLC		NOBLE ENERGY, INC.

By:	/s/ David M. Khani	By:	/s/ Kenneth M. Fisher
Name:	David M. Khani	Name:	Kenneth M. Fisher
Title:	Senior Vice President and Chief Financial Officer	Title:	Chief Financial Officer

CONE MIDSTREAM DEVCO I LP		CONE MIDSTREAM DEVCO II LP

By:	CONE Midstream DevCo I GP LLC,	By:	CONE Midstream DevCo II GP LLC,
	its general partner		its general partner

By:	/s/ David M. Khani	By:	/s/ David M. Khani
Name:	David M. Khani	Name:	David M. Khani
Title:	Chief Financial Officer	Title:	Chief Financial Officer

Signature Page to Contribution Agreement

CONE MIDSTREAM DEVCO III LP

By:	CONE Midstream DevCo III GP LLC,
its general partner

By:	/s/ David M. Khani
Name:	David M. Khani
Title:	Chief Financial Officer

2

APPENDIX I

“Access Agreement” means that certain Access, Observation and Audit Agreement by and between NBL and the Partnership, substantially in the form attached as Exhibit E.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, Controls, is Controlled by or is under common Control with such specified Person through one or more intermediaries or otherwise; provided, however, that (a) with respect to CONE Gathering and the General Partner, the term “Affiliate” shall not include any Group Member and (b) with respect to the Partnership Group, the term “Affiliate” shall not include CONE Gathering, the General Partner or any of their Subsidiaries (other than a Group Member).

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Assignment Agreement” means that certain Limited Partner Interest Assignment Agreement in the form attached as Exhibit A hereto.

“Assumed Liabilities” has the meaning set forth in Section 2.4.

“Board of Directors” has the meaning set forth in the recitals to this Agreement.

“Cap” has the meaning set forth in Section 8.8(a).

“Cash Consideration” means an amount of cash equal to One Hundred Forty Million United States Dollars ($140,000,000).

“Closing” has the meaning set forth in Section 7.1.

“Closing Date” has the meaning set forth in Section 7.1.

“CNX” has the meaning set forth in the preamble to this Agreement.

“CNX GGA” means that certain First Amended and Restated Gathering Agreement, by and among CNX, Operating Company, DevCo I LP, DevCo II LP and DevCo III LP, substantially in the form attached as Exhibit B.

“CNX Letter” means that certain Receipt / Delivery Point Letter by and among CNX, Operating Company, DevCo I LP, DevCo II LP and DevCo III LP, substantially in the form attached as Exhibit F.

“Code” has the meaning set forth in Section 5.4(c).

“Common Unit” has the meaning set forth in the Partnership Agreement.

“CONE Closing Certificate” has the meaning set forth in Section 6.2(c).

“CONE Gathering” has the meaning set forth in the preamble to this Agreement.

“CONE Indemnitees” has the meaning set forth in Section 8.1.

“Conflicts Committee” has the meaning set forth in the recitals to this Agreement.

“Conflicts Committee Information” has the meaning set forth in Section 3.6.

“Consent” has the meaning set forth in Section 3.4.

“Control” means, where used with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” have correlative meanings.

“Damages” has the meaning set forth in Section 8.1.

“Deductible” has the meaning set forth in Section 8.8(a).

“DevCo I LP” has the meaning set forth in the preamble to this Agreement.

“DevCo I Partnership Agreement” means that certain Agreement of Limited Partnership of DevCo I LP, dated effective as of July 11, 2014, as the same may be amended from time to time.

“DevCo II LP” has the meaning set forth in the preamble to this Agreement.

“DevCo III LP” has the meaning set forth in the preamble to this Agreement.

“DRULPA” means the Delaware Revised Uniform Limited Partnership Act, 6 Del C. Section 17-101, et seq., as amended, supplemented or restated from time to time, and any successor to such statute.

“Effective Time” means 12:01 a.m. local time in Houston, Texas on the Closing Date, or such other time and date mutually agreed to by the Parties in writing.

“Exchange Agreement” has the meaning set forth in Section 5.5.

“Excluded Liabilities” has the meaning set forth in Section 2.5.

“Fairness Opinion” has the meaning set forth in the recitals to this Agreement.

“Financial Advisor” has the meaning set forth in the recitals to this Agreement.

“Financing” has the meaning set forth in Section 5.3.

“Fundamental Representations” has the meaning set forth in Section 8.9(a).

“General Partner” has the meaning set forth in the preamble to this Agreement.

“General Partner Interest” has the meaning set forth in the Partnership Agreement.

Appendix I (Page 2)

“Governmental Authority” means (a) the United States of America or any state or political subdivision thereof within the United States of America and (b) any court or any governmental or administrative department, commission, board, bureau or agency of the United States of America or of any state or political subdivision thereof within the United States of America.

“GP Contribution” has the meaning set forth in Section 2.1(a).

“Group Member” has the meaning set forth in the Partnership Agreement.

“Indemnity Claim” has the meaning set forth in Section 8.3.

“Liability” or “Liabilities” means any direct or indirect liability, indebtedness, obligation, cost, expense, claim, loss, damage, deficiency, guaranty or endorsement of or by any Person, absolute or contingent, matured or unmatured, asserted or unasserted, accrued or unaccrued, due or to become due, liquidated or unliquidated.

“Lien” means any security interest, lien, deed of trust, mortgage, pledge, charge, claim, restriction, easement, encumbrance or other similar interest or right.

“LP Contribution” has the meaning set forth in Section 2.1(c).

“MCA” means that certain First Amended and Restated Master Cooperation Agreement, by and among CNX, NBL, the Partnership, CONE Gathering, Operating Company, DevCo I LP, DevCo II LP and DevCo III LP, substantially in the form attached as Exhibit G.

“NBL” has the meaning set forth in the preamble to this Agreement.

“NBL GGA” means that certain First Amended and Restated Gathering Agreement, by and among NBL, Operating Company, DevCo I LP, DevCo II LP and DevCo III LP, substantially in the form attached as Exhibit C.

“NBL Letter” means that certain Receipt / Delivery Point Letter by and among NBL, Operating Company, DevCo I LP, DevCo II LP and DevCo III LP, substantially in the form attached as Exhibit H.

“New Common Units” has the meaning set forth in Section 2.2.

“New GP Interest” means 105,779 hypothetical limited partner units in the Partnership represented by the General Partner Interest, which number of hypothetical limited partner units is equal to the number required for the General Partner to maintain its two percent (2%) Percentage Interest attributable to the General Partner Interest as of the Closing after giving effect to the Transaction.

“Operating Company” has the meaning set forth in the preamble to this Agreement.

“Partnership” has the meaning set forth in the preamble to this Agreement.

Appendix I (Page 3)

“Partnership Agreement” means that certain First Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of September 30, 2014, as the same may be amended from time to time.

“Partnership Closing Certificate” has the meaning set forth in Section 6.3(c).

“Partnership Group” has the meaning set forth in the Partnership Agreement.

“Partnership Indemnitees” has the meaning set forth in Section 8.2.

“Partnership Material Adverse Effect” means any change, circumstance, effect or condition that materially adversely affects, delays or prohibits, or could reasonably be expected to materially adversely affect, delay or prohibit, (a) the business, financial condition, assets, liabilities or results of operations of the Partnership Group, taken as a whole, or (b) a Partnership Party’s ability to satisfy its obligations under the Transaction Documents or to consummate the transactions contemplated by the Transaction Documents.

“Partnership Parties” means the General Partner, the Partnership and the Operating Company.

“Party” and “Parties” have the meanings set forth in the preamble to this Agreement.

“Percentage Interest” has the meaning set forth in the Partnership Agreement.

“Person” means an individual or a corporation, firm, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.

“Proceedings” has the meaning set forth in Section 3.5.

“Public Unitholders” has the meaning set forth in the recitals to this Agreement.

“Securities Act” means the Securities Act of 1933, as amended.

“Services Agreement” means that certain First Amended and Restated Operational Services Agreement, by and between CNX and the Partnership, substantially in the form attached as Exhibit D.

“Sponsor Material Adverse Effect” means any change, circumstance, effect or condition that materially adversely affects, delays or prohibits, or could reasonably be expected to materially adversely affect, delay or prohibit, CONE Gathering’s ability to satisfy its obligations under the Transaction Documents or to consummate the transactions contemplated by the Transaction Documents.

“Subject Interests” has the meaning set forth in Section 2.1(c).

“Tax” or “Taxes” means any federal, state, local or foreign income tax, ad valorem tax, excise tax, sales tax, use tax, franchise tax, real or personal property tax, transfer tax, gross

Appendix I (Page 4)

receipts tax or other tax, assessment, duty, fee, levy or other governmental charge, together with and including, any and all interest, fines, penalties, assessments, and additions to Tax resulting from, relating to, or incurred in connection with any of those or any contest or dispute thereof.

“Tax Authority” means any Governmental Authority having jurisdiction over the payment or reporting of any Tax.

“Tax Proceeding” has the meaning set forth in Section 5.4(b).

“Tax Return” means any report, statement, form, return or other document or information required to be supplied to a Tax Authority in connection with Taxes.

“Total Consideration” has the meaning set forth in Section 2.2.

“Transaction” has the meaning set forth in the recitals to this Agreement.

“Transaction Documents” means this Agreement, the Assignment Agreement and any other document delivered pursuant to Section 7.2 or Section 7.3 of this Agreement.

“Transaction Taxes” has the meaning set forth in Section 2.6.

Appendix I (Page 5)

EXHIBIT A

Form of Limited Partner Interest Assignment Agreement

EXHIBIT B

Form of CNX Gas Gathering Agreement

EXHIBIT C

Form of NBL Gas Gathering Agreement

EXHIBIT D

Form of First Amended and Restated Operational Services Agreement

EXHIBIT E

Form of Access Agreement

EXHIBIT F

Form of CNX Receipt / Delivery Point Letter

EXHIBIT G

Form of First Amended and Restated Master Cooperation Agreement

EXHIBIT H

Form of NBL Receipt / Delivery Point Letter